EXHIBIT 23.1

PS&Co.

Padgett Stratemann & Co., LLP

Certified Public Accountants & Business Advisors

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-158707) on Form S-3 of Royale Energy, Inc. of our report dated March 26, 2009, relating to our audits of the financial statements, which appear in the Annual Report on Form 10-K of Royale Energy, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007, and 2006.

We also consent to the reference to our firm under the captions “Experts” which is part of this Registration Statement.

/s/ Padgett, Stratemann & Co., L.L.P.

San Antonio, Texas

August 20, 2009

San Antonio - Austin

100 N.E. Loop 410, Suite 1100 • San Antonio, Texas •P 210.828.6281 • F 210.826.8606 • www.padgett-cpa.com

An Independently Owned Member of the McGladrey Network Worldwide Services through RSM International